Exhibit 99.1

BridgeBio Pharma Reports Third Quarter 2019 Financial Results and Highlights Portfolio Progress

- Multiple clinical and pre-clinical milestones achieved across the BridgeBio portfolio

- Delivered pipeline growth with the addition of BBP-418 for limb-girdle muscular dystrophy type 2i

- Ended quarter with $446.1 million in cash, cash equivalents and marketable securities, excluding Eidos

PALO ALTO, Calif., Nov. 07, 2019 (GLOBE NEWSWIRE) — BridgeBio Pharma, Inc. (NASDAQ: BBIO) today reported financial results for the third quarter, which ended September 30, 2019, and provided recent highlights across the company’s research and development portfolio.

“We continue to make progress towards achieving our goals, which ultimately is the delivery of meaningful medicines to patients with genetic diseases,” said Neil Kumar, Ph.D., founder and chief executive officer of BridgeBio. “We will present new data from our TTR stabilizer program this month at the American Heart Association (AHA). We are also on track to begin filing this year our rolling new drug application for BBP-870, a treatment for the often-fatal genetic disease molybdenum cofactor deficiency type A. We are growing our pipeline as well, adding BBP-418, a novel treatment for the neuromuscular disorder limb-girdle muscular dystrophy type 2i. We remain on track to put five or more programs into the clinic next year on a risk-adjusted basis.”

Recent Highlights:

•

BBP-831 – FGFR1-3 inhibitor for achondroplasia: Initiated PROPEL, a prospective observational study in children with achondroplasia, the most common genetic form of short stature (NCT04035811). The study will establish annualized growth velocity (AGV) for each child over a minimum period of six months. PROPEL is designed to provide baseline measurements for children who enroll in PROPEL2, a Phase 2 study of low-dose infigratinib in achondroplasia which is on track to start in 2020. Additionally, in October 2019, new preclinical data supporting tolerability and efficacy of infigratinib in the mouse model of achondroplasia were reported at the American Society of Human Genetics conference (link to poster).

•

BBP-870 – cPMP replacement therapy for MoCD type A: Presented natural history study data at the Society of Inborn Errors of Metabolism Conference (link to poster) in September. These data suggest an urgent need for new therapies in molybdenum cofactor deficiency (MoCD) type A, an often-fatal rare genetic disease, and will be a critical component of the planned new drug application.

•

BBP-812 – Gene therapy candidate for Canavan disease: Opened a natural history study in Canavan disease (treatcanavan.com). Presented preclinical data (link to poster) demonstrating intravenous (IV) dosing of BridgeBio’s experimental therapy for Canavan disease (BBP-812) achieved broad central nervous system delivery; the IV approach is much less invasive compared to intrathecal or intracerebroventricular alternatives.

•

BBP-631 Gene therapy candidate for CAH: Presented preclinical update (link to poster) for gene therapy candidate BBP-631 in congenital adrenal hyperplasia (CAH) due to 21-hydroxylase deficiency wherein IV dosing of non-human primates with BBP-631 resulted in durable delivery and expression of the gene product to the adrenal tissue.

•

BBP-398 – SHP2 inhibitor for treatment-resistant cancer: Presented data (link to poster) highlighting the discovery and preclinical efficacy of BBP-398, a potent and selective SHP2 inhibitor, which is currently being prepared for the submission of an IND in 2020 for evaluation in RTK-driven cancer.

•

BBP-265 (AG10) – TTR stabilizer for ATTR: Granted Alexion Pharmaceuticals, Inc. an exclusive license to develop and commercialize AG10 in Japan for an upfront payment of $25 million and an equity investment of $25 million.

•

Pipeline growth: Announced addition of a new asset, BBP-418, to the pipeline. BBP-418 is a substrate supplementation therapy for the treatment of limb-girdle muscular dystrophy type 2i and is in IND-enabling studies. This condition affects an estimated 7,000 patients in the United States and European Union with no currently approved therapies.

•

Organizational growth: Added two new members to the senior leadership team. Brian Stolz joined as Chief Operating Officer of BridgeBio. Mr. Stolz most recently held the position of Chief People Officer at Activision Blizzard. Yi Ching Yau joined as Chief Accounting Officer of BridgeBio. Prior to joining BridgeBio, Ms. Yau served as the VP of Finance at Nektar Therapeutics.

Upcoming Milestones:

•

BBP-265 (AG10) – TTR stabilizer for ATTR: Plan to present interim analysis of the ongoing Phase 2 open label extension study (NCT03536767) of AG10 in patients with TTR amyloid cardiomyopathy, an inherited form of heart failure, at the American Heart Association 2019 Scientific Sessions in a Late-Breaking Featured Science Oral Presentation. A Phase 3 study of AG10 in ATTR-PN (ATTRibute-PN) is on track to begin in the first quarter of 2020.

•

BBP-870 – cPMP replacement therapy for MoCD type A: On track to initiate a rolling new drug application submission for our first-in-class therapy for molybdenum cofactor deficiency (MoCD) type A, BBP-870, by the end of 2019.

•	BBP-589 – COL7A protein replacement therapy for recessive dystrophic epidermolysis bullosa: Plan to share topline data from the ongoing Phase 1/2 study (NCT03752905) during 2020.

•

BBP-831 (infigratinib) – FGFR1-3 inhibitor for FGFR2+ cholangiocarcinoma: Plan to complete enrollment of the ongoing pivotal Phase 2 study (NCT02150967) in second line cholangiocarcinoma            (bile duct cancer) and present updated results at a major oncology meeting in 2020. Remain on track to submit new drug application for FDA approval in 2020.

Third Quarter 2019 Financial Results:

Cash, Cash Equivalents and Marketable securities

	BBIO excluding Eidos		Eidos		BBIO Consolidated
(Unaudited, in thousands)	Q3’19	Q2’19	Q3’19	Q2’19	Q3’19	Q2’19
Cash and cash equivalents	$248,151	$162,403	$165,822	$131,400	$413,973	$293,803
Marketable securities	197,966	—	—	—	197,966	—

Total	$446,117	$162,403	$165,822	$131,400	$611,939	$293,803

Consolidated cash, cash equivalents and marketable securities, excluding restricted cash, totaled $611.9 million as of September 30, 2019. Excluding Eidos, BridgeBio’s cash balance as of September 30, 2019 was $446.1 million compared to $162.4 million as of June 30, 2019. The net change in cash balance of $283.7 million reflects net proceeds received from BridgeBio’s initial public offering of $368.7 million, offset by the repurchase of a non-controlling interest for $26.4 million and approximately $58.6 million primarily for operating expenses.

Operating Expenses

Operating expenses for the three months that ended September 30, 2019 were $81.3 million, as compared to $41.5 million for the same period in the prior year. The increase in operating expenses of approximately $39.8 million was mainly attributable to increased research and development expenses related to the progression of our programs.

BRIDGEBIO PHARMA, INC.

Condensed Consolidated Statements of Operations

(in thousands, except shares and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
License revenue	$26,741	$—	$26,741	$—
Operating expenses:
Cost of license revenue	2,500	—	2,500	—
Research and development	55,278	31,148	152,462	88,871
General and administrative	23,495	10,308	59,381	29,206

Total operating expenses	81,273	41,456	214,343	118,077

Loss from operations	(54,532)	(41,456)	(187,602)	(118,077)
Other income (expense), net:
Interest income	2,736	528	6,505	531
Interest expense	(2,113)	(1,156)	(5,725)	(1,368)
Loss from ML Bio asset acquisition	(416)	—	(416)	—
Loss from PellePharm	(6,589)	—	(16,144)	—
LEO call option income (expense)	276	—	(1,012)	—
Other income (expense)	(26)	6	(40)	(1,296)

Total other income (expense), net	(6,132)	(622)	(16,832)	(2,133)

Net loss	(60,664)	(42,078)	(204,434)	(120,210)
Net loss attributable to redeemable convertible noncontrolling interests and noncontrolling interests	684	10,677	17,305	28,102

Net loss attributable to common stockholders of BridgeBio	$(59,980)	$(31,401)	$(187,129)	$(92,108)

Net loss per share, basic and diluted	$(0.51)	$(0.52)	$(1.86)	$(1.60)

Weighted-average shares used in computing net loss per share, basic and diluted	117,071,188	60,950,572	100,855,481	57,437,408

BRIDGEBIO PHARMA, INC.

Condensed Consolidated Balance Sheets

(in thousands, except shares and per share amounts)

	September 30, 2019	December 31, 2018
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$413,973	$436,086
Short-term marketable securities	122,080	—
Prepaid expenses and other current assets	22,102	9,137

Total current assets	558,155	445,223
Property and equipment, net	2,984	1,575
Long-term marketable securities	75,886	—
PellePharm investment	907	17,050
Other assets	2,598	1,093

Total assets	$640,530	$464,941

Liabilities, Redeemable Convertible Noncontrolling Interests and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,270	$13,509
Accrued compensation and benefits	7,580	4,047
Accrued research and development liabilities	13,198	8,915
Accrued distributions to stockholders	—	997
LEO call option liability	4,021	3,009
Other accrued liabilities	4,789	2,100

Total current liabilities	39,858	32,577
Term loans, noncurrent	75,017	54,507
Other liabilities	1,388	495

Total liabilities	116,263	87,579

Commitments and contingencies (Note 10)
Redeemable convertible noncontrolling interests	2,570	122
Stockholders’ equity:
Undesignated preferred stock, $0.001 par value; 25,000,000 and no shares authorized as of September 30, 2019 and December 31, 2018; no shares issued and outstanding as of September 30, 2019 and December 31, 2018	—	—
Common stock, $0.001 par value; 500,000,000 and 97,412,870 shares authorized as of September 30, 2019 and December 31, 2018; 117,359,502 and 92,057,704 shares issued and outstanding as of September 30, 2019 and December 31, 2018	117	92
Additional paid-in capital	826,062	494,231
Accumulated other comprehensive income	152	—
Accumulated deficit	(366,573)	(179,444)

Total BridgeBio stockholders’ equity	459,758	314,879
Noncontrolling interests	61,939	62,361

Total stockholders’ equity	521,697	377,240

Total liabilities, redeemable convertible noncontrolling interests and stockholders’ equity	$640,530	$464,941

(1)

The consolidated balance sheet as of December 31, 2018 is derived from the audited consolidated financial statements included in the Form S-1 filed on June 26, 2019 (File Nos. 333-231759 and 333-232376).

About BridgeBio Pharma

BridgeBio is a team of experienced drug discoverers, developers and innovators working to create life-altering medicines that target well-characterized genetic diseases at their source. BridgeBio was founded in 2015 to identify and advance transformative medicines to treat patients who suffer from Mendelian diseases, which are diseases that arise from defects in a single gene, and cancers with clear genetic drivers. BridgeBio’s pipeline of over 15 development programs includes product candidates ranging from early discovery to late-stage development. For more information, please visit www.bridgebio.com.

BridgeBio Pharma Forward-Looking Statements

This press release contains forward-looking statements. Statements we make in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements, including statements relating to the clinical and therapeutic benefits of our product candidates, our ability to initiate additional preclinical studies and clinical trials, our ability to submit planned regulatory filings for our product candidates, our ability to generate data from our ongoing and planned preclinical studies and clinical trials, and the timing of these events, reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our ability to continue our planned research and development activities and complete our planned regulatory submissions, as well as those set forth in the Risk Factors section of BridgeBio Pharma Inc.’s most recent Quarterly Report on Form 10-Q and our other SEC filings. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Alberto Gestri

AGestri@theoutcastagency.com